Exhibit 10.18

FORM OF
GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is by and between Grande Communications Networks LLC, a Delaware limited liability company and successor-in-interest to Grande Communications Networks, Inc. (the “Company”), and ______________ (“Employee”).

RECITALS

A.            Employee is eligible for a bonus payment under the Grande Communications Network, Inc. Transaction Bonus Plan (“Transaction Bonus Plan”), subject to certain conditions.

B.           One of the conditions of Employee receiving a bonus payment under the Transaction Bonus Plan is that Employee sign a release.

C.           This Release is the release required by the Transaction Bonus Plan as a condition for receiving a bonus payment under the Transaction Bonus Plan.

D.           The bonus payment referenced in this Release is the bonus payment payable under the Transaction Bonus Plan; this Release does not entitle Employee to any monetary payment other than such bonus payment.

In consideration of the mutual promises and considerations herein contained, the parties agree as follows:

1.
Pursuant to the terms of the Transaction Bonus Plan and this Release, if the transactions contemplated under the Recapitalization Agreement dated as of August 27, 2009 by and among ABRY Partners VI, L.P., Grande Communications Networks, Inc., Grande Communications Holdings, Inc. ABRY Partners, LLC, Grande Investment L.P. and Grande Parent LLC (the “Recapitalization Agreement”) are consummated, then the Company will pay the Employee, in consideration of the promises described in this Release, a  bonus payment of $_____________________ (less payroll taxes and other applicable withholdings and deductions).  Such payment shall be made on or before the tenth (10th) business day following the Effective Date (as defined in Section 15 herein).

2.
For good and valuable consideration, as set forth herein and in the Transaction Bonus Plan, Employee hereby releases and forever discharges the Company and its parent and subsidiary entities, affiliates, predecessors, successors and assigns and each of their partners, members, officers, directors, agents, investors, attorneys and employees (collectively, the “Released Parties”) from any and all claims, liabilities, costs, and damages of any nature whatsoever, both known and unknown, including, but not limited to, any claims based on any right under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; the Age Discrimination in Employment Act; the Texas Commission on Human Rights Act, Tex. Labor Code §§ 21.001, et seq. (prohibiting discrimination based upon age, race, sex, religion, national origin, disability), the Family and Medical Leave Act (FMLA), the Consolidated Omnibus Budget Reconciliation Act of 1985, § 4980B of the Internal Revenue Code of 1986, as amended. (“COBRA.”), the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (WARN), the National Labor Relations Act, as amended, 42 U.S.C. §§ 1981-1983, and any and all applicable federal, state and local laws and regulations; and any and all statutory claims and common law causes of action for breach of contract or tort, including but not limited to claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault, which he/she has or may have against the Company or any Released Party based on or arising out of, or alleged to have been suffered by, in connection with or as a consequence of the Transaction Bonus Plan, the consummation of the transactions contemplated under the Recapitalization Agreement or any alleged act or omission which occurred on or at any time prior to the date of Employee’s execution of this Release.

3.
This Release specifically includes, without limitation, the release and forever discharge of all claims that might be asserted by or on behalf of Employee in any suit or claim against any or all of the Released Parties for or on account of any matter whatsoever up to and including the time that Employee executes this Release.  Employee represents and warrants that, to the best of his/her knowledge, no other person or entity other than Employee is entitled to assert any claims of any kind or character based on or arising out of, or alleged to have been suffered by, in or as a consequence of Employee’s employment or relationship with any Released Party.  Excluded from this Release are any claims which cannot be waived by law; however, Employee does waive his/her right to any monetary recovery if any agency pursues claims against the Company on Employee’s behalf.

4.
Employee agrees never to institute, directly or indirectly, any action or proceeding of any kind against any of the Released Parties based on or arising out of, or alleged to have been suffered by, in or as a consequence of Employee’s employment or relationship with any Released Party, in violation of Section 2 herein.

5.
Employee agrees the amount paid hereunder will be treated as a strictly confidential matter between the Employee and the Company, and will not be disclosed by Employee to any person or entity other than to his/her spouse, accountant or tax advisor, except as may be otherwise required by law required to be filed with the Securities and Exchange Commission, or as necessary in filing tax returns. This confidentiality provision is a material and substantial term of this Release.

6.
Employee hereby acknowledges receipt of the Cancellation Notice from the Board of Directors of the Company whereby the Board of Directors communicated its intent to terminate all options in connection with the Recapitalization Agreement pursuant to Section 15(c)(iii) of the Grande Communications Holdings, Inc. 2000 Stock Incentive Plan (the “Plan”).  Employee acknowledges and agrees that it is Employee's sole responsibility to exercise any vested options held by Employee under the Plan by the Cancellation Date (as defined in the Cancellation Notice), and that any such vested options that are not so exercised will expire upon the Cancellation Date.

7.
Notwithstanding any other provision of this Release or of any other agreement, contract, or understanding heretofore or hereafter entered into by Employee with the Company or any affiliate of the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to Employee, whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Employee (a “Benefit Arrangement”), if Employee is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, (the “Code”), any payment (or portion thereof) under this Release shall not be  made (i) to the extent that such payment, taking into account all other rights, payments, or benefits to or for Employee under this Release, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to Employee under this Release to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts that Employee would receive from the Company under this Release, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that Employee could receive without causing any such payment or benefit to be considered a Parachute Payment.  In the event that the receipt of any such right to payment under this Release, in conjunction with all other rights, payments, or benefits to or for Employee under any Other Agreement or any Benefit Arrangement would cause Employee to be considered to have received a Parachute Payment under this Release that would have the effect of decreasing the after-tax amount that Employee would receive as described in clause (ii) of the preceding sentence, then Employee shall have the right, in Employee’s sole discretion, to designate those rights, payments, or benefits under this Release, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit under this Release be deemed to be a Parachute Payment.

8.
The terms of this Release are a compromise and settlement of any and all disputed claims, the validity, existence, or occurrence of which are expressly denied by the Company.  This Release does not constitute, and shall not be construed as, an admission by the Company of any breach of contract or other violation of any right of Employee, or any harm to him/her of any kind whatsoever, or of any violation of any federal, state, or local statute, law, or regulation.

9.
This Release may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  This Release will become effective when one or more counterparts have been signed by each party and delivered to the other party, which delivery may be made by exchange of copies of the signature page by .pdf or other facsimile transmission.

10.
This Release shall be construed and interpreted in accordance with the laws of the State of Texas.  The sole and exclusive venue for any dispute arising out of this Release shall be in a court of competent jurisdiction located in Travis County, Texas.  The invalidity of any particular provision of this Release shall not affect the validity of any other provision.  The waiver by any party hereto of a breach of any provision of this Release shall not operate or be construed as a waiver of subsequent breach by any party. No modification or waiver of this Release shall be binding unless executed in writing by the party to be bound thereby.  The language of this Release shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties.

11.
Neither this Release nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Employee without the prior written consent of the Company and any attempt to do so will be void.

12.	All provisions of this Release which by their terms are intended to survive termination or expiration of this Release shall survive such termination or expiration in accordance with their terms.

13.
Any provision of this Release that is found in a final judicial determination by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.
Any notice required or permitted to be given under this Release shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Employee, at the address set forth below or, in the case of notices to the Company, to its principal office at 401 Carlson Circle, San Marcos, Texas 78766, to the attention of its President.

15.	Employee hereby acknowledges that:

(a)	The terms of this Release not only are understandable, but they also are fully understood by Employee;

(b)
This Release specifically refers to Employee’s rights and claims under the federal Age Discrimination in Employment Act, as well as to state laws prohibiting age discrimination, and Employee understands that such rights and claims are irrevocably being waived by Employee;

(c)	The consideration recited in this Release is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled;

(d)
Employee has been advised of his/her right to consult with an attorney before executing this Release, and Employee has exercised his/her right to consult with an attorney to the extent he/she wishes to do so;

(e)
Employee has been given adequate time, up to 21 days after delivery, to consider this Release, and Employee understands and acknowledges that any changes made to this Release, whether material or immaterial, will not re-start this 21 day period;

(f)
Employee understands that if he/she decides to execute this Release, then he/she must sign and deliver it within the 21 day period following the delivery hereof to the Company’s Human Resources Department; and

(g)
Employee understands that this Release may be revoked by Employee up to seven (7) days after its execution.  In order to revoke this Release, Employee must deliver a signed written statement of revocation to the Company’s Human Resources Department.  Employee further understands that if he/she does not revoke this Release during such seven (7) day period, it shall be deemed accepted and shall be effective as of the eighth (8th) day after Employee's execution and delivery of this Release (such eighth (8th) day is the “Effective Date”).

16.
This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, both written and oral, with respect to the subject matter hereof.

[Signature page follows]

BY SIGNING THIS RELEASE, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD ITS TERMS AND MEANING, THAT YOU HAVE CONFERRED WITH OR HAD THE OPPORTUNITY TO CONFER WITH AN ATTORNEY REGARDING THE TERMS AND MEANING OF THIS AGREEMENT, THAT NO REPRESENTATIONS HAVE BEEN MADE TO YOU TO INDUCE YOU TO SIGN THIS RELEASE, AND THAT YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

DELIVERED TO EMPLOYEE ON SEPTEMBER 14, 2009.

IN WITNESS WHEREOF, the parties have executed this Release to be effective for all purposes as of the Effective Date provided above.

EMPLOYEE:

Name
Address:

Date:

COMPANY:

GRANDE COMMUNICATIONS NETWORKS LLC

By:

Name:

Title:

Date:

Signature Page to General Release of Claims